HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL 2007

RED BANK, NJ, February 27, 2007 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary operating results for the first quarter ended January 31, 2007. The Company delivered 3,266 homes in the first quarter, excluding 289 homes in unconsolidated joint ventures. Net contracts for the quarter were 2,570, a decrease of 23% from last year's first quarter, excluding 43 homes in unconsolidated joint ventures.

Prior to the effect of charges related to operations in Fort Myers-Cape Coral, Florida, the Company expects fully diluted earnings for the first quarter of fiscal 2007 to be approximately $0.20 per common share, above the Company’s prior guidance of $0.05 to $0.10 per common share. The Company announced that it expects to incur approximately $90 million of pretax charges in the first quarter related to its operations in Fort Myers-Cape Coral, Florida, due to a continued decline in sales pace and general market conditions, as well as increasing cancellation rates, during the quarter. While the exact amount of the charges has not been finalized, the Company estimates that it will incur a pretax impairment charge of approximately $50 million, comprising the entire remaining balance of intangibles associated with the acquisition of the Company’s Fort Myers-Cape Coral operations in August of 2005, as well as additional pretax inventory impairment charges in the range of $40 million related to inventories in this market. Net of these charges, the Company expects to report a loss for the first quarter. These results are preliminary and the Company is still completing its review of financial results and impairment charges.

In addition, the Company estimates that it will incur approximately $8 million of charges related to land impairment and write-offs of predevelopment costs and land deposits in other markets during the first quarter. These charges are included in the Company’s preliminary earnings estimate of $0.20 per common share for the first quarter, prior to the effect of the charges related to its Fort Myers-Cape Coral operations.

In the Fort Myers-Cape Coral market, the Company primarily targets homes designed for first-time homebuyers. This market continues to face increasing resale listings, including many home listings that were recently constructed and purchased by investors. Most of the Company’s other markets have been experiencing a reduction in resale listings over the past few months.

Excluding the Fort Myers-Cape Coral operations, consolidated net contracts in the first quarter for the Company were down 2.3% when compared to last year’s first quarter. Company-wide, cancellations for the first quarter were 36% of gross contracts, an increase from a rate of 35% reported in the fourth quarter of 2006. However, excluding the results from the Company’s Fort Myers-Cape Coral operation, the contract cancellation rate was 29% for the first quarter of 2007.

The Company expects to finalize and release results for the first quarter ended January 31, 2007 after the close of the New York Stock Exchange on Thursday, March 8, 2006. The Company will webcast its first quarter earnings conference call at 11:00 a.m. ET on Friday, March 9, 2006. In conjunction with its earnings release, the Company expects to update its 2007 guidance to reflect the charges and operating results for the first quarter and its expectations for the remaining quarters of the year.

The Company is providing preliminary first quarter 2007 operating results in anticipation of upcoming investor meetings. Hovnanian’s senior management will present at the 2nd Annual Wachovia Securities Homebuilding Conference on Thursday, March 1, 2007 at 2:30 p.m. ET and at Citigroup’s 20th Annual Global Industrial Manufacturing Conference on Tuesday, March 6, 2007 at 8:45 a.m. ET. The presentations will be webcast live through the "Investor Relations" section of Hovnanian Enterprises' Web site at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2006 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2006.

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